Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2019 Results

CHARLOTTE, NC, May 6, 2019--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the first quarter of 2019.

First Quarter Highlights

•	Net investment income of $4.1 million, or $0.26 per share
•	Net asset value per share of $11.61 at March 31, 2019, compared to $11.88 at December 31, 2018
•	Deployed $21.1 million during the quarter, consisting of $15.0 million in two new portfolio companies, and $6.1 million in add-on investments. The weighted average yield on debt investments to new portfolio companies, all first lien structures, was 11.1%.

Management Commentary

In describing the Company’s first quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Net investment income exceeded distributions for the quarter, while NAV per share declined slightly since year-end. We continue to focus on rebalancing our investment portfolio and are pursuing senior secured debt loans instead of mezzanine loans. We are also seeking to shrink and monetize our portfolio of equity securities and rotate the cash proceeds into yielding loans. Our direct origination platform continues to see quality investment opportunities that are suitable for our investment strategy.”

First Quarter 2019 Financial Results

During the first quarter of 2019, the Company originated $21.1 million of new investments, and received $11.5 million of repayments. Debt investments totaled $20.0 million, $14.1 million to two new portfolio companies, and $5.9 million to existing portfolio companies. In addition, we invested $1.1 million in equity securities.

Total investment income was $12.7 million for the first quarter of 2019, compared to $12.6 million in the first quarter of 2018. During the first quarter of 2019, the Company recognized dividend income of $1.3 million related to a distribution from our equity investment in Nth Degree, Inc.

Total expenses for the first quarter of 2019 were $8.5 million, compared to $8.1 million for the comparable period in 2019. Contributing to the $0.4 million increase was (1) a $0.8 million increase in incentive fees, (2) a $0.2 million decrease in base management fees and (3) a $0.2 million decrease in general and administrative expenses.

Net investment income for the first quarter of 2019 was $4.1 million, or $0.26 per share, compared to $4.4 million, or $0.28 per share, for the same period in 2018.

Net realized losses totaled $5.8 million, or $0.36 per share, for the first quarter of 2019, compared to net realized losses of $3.9 million, or $0.24 per share, for the same period in 2018. During the first quarter of 2019, the Company realized losses related to Velum Global Credit Management, LLC, ($8.9 million), CableOrganizer Acquisition, LLC ($1.8 million), and Cedar Electronics Holding Corp. ($1.0 million), partially offset by a $5.9 million gain related to B&W Quality Growers, LLC. Net realized losses during the first quarter of 2019 did not have a material impact on net asset value per share, as the realized amounts were in line with our previously reported fair values.

Net unrealized appreciation totaled $1.5 million, or $0.09 per share, for the first quarter of 2019, compared to depreciation of $0.4 million for the first quarter of 2018.

The net decrease in net assets resulting from operations was $0.2 million for the first quarter of 2019, or $0.01 per share, compared to a net increase of $0.1 million, or $0.01 per share, for the same period in 2018.

Investment Portfolio

As of March 31, 2019, our portfolio consisted of 43 companies with a fair market value of $455.4 million and a cost basis of $424.9 million. First lien debt investments represented 53.0% of the portfolio, second lien and subordinated debt investments collectively represented 23.4% of the portfolio, equity/warrant investments represented 20.5% of the portfolio, and our investment in Capitala Senior Loan Fund II, LLC represented 3.1% of the portfolio, based on fair values at March 31, 2019. The weighted average yield on our debt portfolio was 12.1% at March 31, 2019.

At March 31, 2019, non-accrual balances totaled $8.9 million and $6.5 million, on a cost basis and fair value basis, respectively. Non-accrual loans, on a cost basis and fair value basis, represented 2.1% and 1.4%, respectively, of the portfolio at March 31, 2019, compared to 4.9% and 2.1%, respectively, at December 31, 2018.

Liquidity and Capital Resources

At March 31, 2019, the Company had $28.5 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $150.0 million with an annual weighted average interest rate of 3.16%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At March 31, 2019, the Company had $25.0 million outstanding and $89.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%. During the first quarter of 2019, the Company repaid $15.7 million in outstanding SBA debentures for CapitalSouth Partners Fund II, L.P and relinquished the related SBIC license.

Subsequent Events

On May 1, 2019, the Company invested $10.6 million in the first lien debt and $0.4 million in the equity of Family Quest Holdings, LLC.

First Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, May 7, 2019. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors.  For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share data)

	As of
	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $271,596 and $280,114, respectively)	$284,364	$286,843
Affiliate investments (amortized cost of $82,413 and $72,300, respectively)	102,784	92,939
Control investments (amortized cost of $70,929 and $67,556, respectively)	68,242	69,145
Total investments at fair value (amortized cost of $424,938 and $419,970, respectively)	455,390	448,927
Cash and cash equivalents	28,470	39,295
Interest and dividend receivable	3,458	3,778
Prepaid expenses	376	454
Deferred tax asset, net	694	628
Other assets	90	83
Total assets	$488,478	$493,165

LIABILITIES
SBA debentures (net of deferred financing cost of $1,404 and $1,688, respectively)	$148,596	$164,012
2022 Notes (net of deferred financing cost of $1,855 and $1,987, respectively)	73,145	73,013
2022 Convertible Notes (net of deferred financing cost of $1,175 and $1,259, respectively)	50,913	50,829
Credit Facility (net of deferred financing cost of $949 and $983, respectively)	24,051	9,017
Management and incentive fees payable	3,488	2,487
Interest and financing fees payable	1,423	3,063
Accounts payable and accrued expenses	128	100
Total liabilities	$301,744	$302,521

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 16,084,143 and $16,051,547 common shares issued and outstanding, respectively	$161	$161
Additional paid in capital	242,012	241,757
Total distributable loss	(55,439)	(51,274)
Total net assets	$186,734	$190,644
Total liabilities and net assets	$488,478	$493,165

Net asset value per share	$11.61	$11.88

Capitala Finance Corp.

Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended March 31,
	2019	2018
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$7,285	$7,356
Affiliate investments	2,399	1,941
Control investments	724	1,849
Total interest and fee income	10,408	11,146
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	442	705
Affiliate investments	149	486
Control investments	328	166
Total payment-in-kind interest and dividend income	919	1,357
Dividend income:
Non-control/non-affiliate investments	1,281	-
Affiliate investments	-	29
Control investments	25	25
Total dividend income	1,306	54
Interest income from cash and cash equivalents	51	15
Total investment income	12,684	12,572

EXPENSES
Interest and financing expenses	4,413	4,364
Base management fee	2,118	2,303
Incentive fees	1,034	244
General and administrative expenses	984	1,223
Total expenses	8,549	8,134

NET INVESTMENT INCOME	4,135	4,438

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(3,909)	(4,579)
Affiliate investments	(111)	724
Control investments	(1,827)	-
Net realized loss on investments	(5,847)	(3,855)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	6,039	2,134
Affiliate investments	(268)	(776)
Control investments	(4,276)	(1,750)
Net unrealized appreciation (depreciation) on investments	1,495	(392)
Net realized and unrealized loss on investments	(4,352)	(4,247)
Tax benefit (provision)	66	(50)
Total net realized and unrealized loss on investments, net of taxes	(4,286)	(4,297)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(151)	$141

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.01)	$0.01

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	16,062,906	15,959,215

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.25